Exhibit 99.1

March 12, 2008
FOR IMMEDIATE RELEASE

INDIA GLOBALIZATION CAPITAL, INC. (“IGC”) PROVIDES EARNINGS GUIDANCE AND FILES S-3 ENABLING THE EXERCISE OF WARRANTS.

BETHESDA, Maryland, Mar. 12, 2008- India Globalization Capital, Inc. (AMEX: IGC.U, IGC.WS, IGC, “Company”) today announced that its two infrastructure subsidiaries, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”), located in India have a backlog of orders in hand of approximately $240.0 million.   IGC owns 63.0 percent of Sricon and 77.0 percent of TBL.   After accounting for minority interest, but before SPAC transaction costs and exchange rate fluctuations, IGC projects consolidated revenue and earnings on a pro forma basis for FYE March 31, 2008, of between $30.0-$32.0 million and $4.0-$4.2 million respectively and projects basic earnings of between $0.47-0.49 per share.  Barring exchange rate fluctuations, IGC projects consolidated revenue for FYE March 31, 2009 of between $110.0-$125.0 million and consolidated earnings, inclusive of IGC overheads and after accounting for minority interest, of between $7.0-$9.0 million and projects basic earnings of between $0.80-$1.00 per share.

“The Indian Government expects that it will cost approximately $475 billion over the next five years to bring Indian infrastructure to world standards.  We believe that we are in a very high growth sector in a rapidly expanding economy” said Ram Mukunda, CEO of IGC.

IGC originally believed that at the consummation of the previously announced business combination, approximately 14.7 million shares of common stock would be outstanding, inclusive of shares granted to the bridge investors.  However, in closing the transaction, IGC repurchased approximately 4.3 million shares and our stockholders converted an additional approximately 1.9 million shares into cash.  The company anticipates retiring these shares, leaving about 8.6 million shares of common stock outstanding.

The Company has 23,374,000 warrants outstanding.  In addition, our underwriters hold unit purchase options to purchase an aggregate of 500,000 units, each consisting of 1 share of common stock and 2 warrants, at an exercise price of $7.50 per unit.  The Company has filed a Post-Effective Amendment on Form S-3 to the Company’s Registration Statement with the Securities and Exchange Commission (SEC).  A warrant entitles the holder to purchase a share of common stock from the Company at a price of $5 per share, except for the warrants that are part of the units subject to the unit purchase option, which has an exercise price of $6.25 per share.  The warrants will expire on March 3, 2011, and the unit purchase options will expire on March 2, 2011.  All of the outstanding warrants and unit purchase options are currently exercisable by their holders.

As previously disclosed the Company expected to borrow funds from its subsidiaries in order to purchase the approximately 4.3 million shares repurchased from certain investors.  Between the Company’s buyback and the conversion of shares, the Company paid out approximately $36.2 million for about 6.1 million shares.

Copies of the Form S-3 and IGC’s other filings with the SEC containing information about IGC, the Indian companies and other relevant documents, are available at no charge at the SEC’s Internet site (http://www.sec.gov).  The Company maintains a web site at www.indiaglobalcap.com.

About IGC

Based in Bethesda, Maryland, IGC recently acquired controlling stakes in two infrastructure companies, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”), in India.  We have an expertise in industrial logistics, civil and construction engineering.  We transport coal-mining waste and we have an expertise in high temperature kilns.  We design and build bridges, roads, power plants, water supply systems and seaport jetties.  Our operations are based in India with offices in Maryland, Mauritius, Nagpur, Cochin and Bangalore, India.

Forward-Looking Statements:

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements.  Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully execute on the contracts and business plan, (ii) our ability to raise additional capital and the structure of such capital including the exercise of warrants, and (iii) changes in the exchange rate between the US dollar and the Indian Rupee.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the company's definitive proxy statement and supplement filed with the SEC and incorporated by reference into the Form S-3.

Contact:

India Globalization Capital, Inc
http://www.indiaglobalcap.com
Contact: Ram Mukunda/John Selvaraj (301-983-0998)